Exhibit 10.3

March 21, 2007

Mr. David E. Robertson

62 Van Dyke Road

Hollis, NH 03049

Dear David:

Congratulations!  It is with great pleasure that we confirm our offer for the position of Vice President and Chief Financial Officer of iParty Corp. (“iParty” or “the company”) providing services to iParty and its subsidiaries at the Support Office.  As was discussed, while in the employ of iParty your compensation and benefits package shall be as follows:

START DATE

Your start date will be April 2, 2007.

Your employment with the company is at-will.  You or the company is free to terminate your employment at any time, with or without Cause.

Further, you agree to sign and strictly abide by the attached Confidentiality, Non-Disclosure, Inventions and Non-Competition Agreement (the “Confidentiality Agreement”).

COMPENSATION

You will be paid $3,076.92 per week, which annualizes to $160,000, and you will be eligible for a salary and performance review on April 1, 2008, and then salary and performance reviews annually thereafter.

EQUITY

Subject to approval by the Board of Directors of the company (“the Board”) at its next meeting held after the date you execute this letter, the Company shall grant you options to purchase 125,000 shares of iParty common stock and such options shall be subject to the terms and conditions of the iParty Corp. 1998 Incentive Stock Option Plan.  The exercise price will be equal to the market price at the close of business on the day that the options are granted by the Board.  The first twenty-five percent of the options will vest on the one year anniversary of your grant date. The balance will vest in equal monthly installments (of approximately 2604 options per month) over the next 36 months, provided that you are employed with the company on such vesting dates.  A stock option grant letter will be distributed to you upon Board approval.

HEALTH & DENTAL INSURANCE

iParty currently offers you the choice of an HMO or PPO through Blue Cross/Blue Shield.  The cost is shared by both the employee and the Company.  Additionally, we provide dental insurance through Met Life.  Deductions for these benefits are on a pre-tax basis.  Your current weekly contribution for participation in these plans during this plan year will be:

	Single	Single +1	Family
HMO & Dental	$19.05	$38.78	$60.50
PPO & Dental	$41.74	$84.14	$134.12
PPO Dental Only	$5.93	$14.38	$14.38

HEALTH & DENTAL INSURANCE (cont’)

You have 30 days from your date of hire to accept or waive coverage.  If you accept coverage, your health and welfare benefits will begin on the first of the month following your first 30 days of employment.  If you choose to decline coverage, you are eligible to enroll during Open Enrollment, which, is held each year in July with an August 1 effective date.

LIFE INSURANCE

You will receive basic life insurance coverage equal to one (1) times your annualized base salary rounded to the nearest thousand.  You will be eligible to be covered for this insurance plan on the first of the month following your 30th day of employment.  You will also be eligible to purchase additional life insurance at a small cost to you.

DISABILITY

You will be eligible to receive both short-term and long-term disability coverage.  You will be eligible to receive coverage for these plans on the first of the month following your 30th day of employment.

401K PLAN

You will become eligible to enroll in this program on the first of the month following 90 days of continuous employment.  Plan highlights and more detailed information will be provided to you as you near your eligibility date.  Our plan is administered by Sentinel Benefits and managed by John Hancock Financial.

HOLIDAY

You will be eligible immediately for nine (9) paid holidays each calendar year.  Eight (8) holidays are standard while the remaining day is used on your birthday.  The holiday schedule will be forwarded to you during your first week of employment.

VACATION

You will receive ten (10) days of vacation upon completion of your first six (6) months of service to a maximum of twenty (20) vacation days in a calendar year.  Following that time you will accrue vacation weekly.  You must have vacation available to you in order to use it.  You may carry up to an additional 80 hours in your vacation account at year end.

SICK/PERSONAL LEAVE

You will be eligible for six (6) paid sick days per calendar year, accrued weekly.  Up to two (2) of your six (6) days may be used as personal time.  Unused sick/personal days may not be carried over into the next calendar year.

INCENTIVE COMPENSATION

You will be included in the iParty Executive Incentive Compensation Plan. The components of your plan will be based on the plan applicable to Support Office personnel.  This compensation will be based on previously determined financial goals.  You must be actively employed at the time of payment in order to be eligible for payment under this program.  This plan will be governed by the 2007 Incentive Compensation Summary Plan Document.

SEVERANCE

After you have completed 6 months of active, continuous employment with the company, if your employment with the company is subsequently terminated for any reason, other than as a result of death or disability or for Cause, you will be entitled to (a) receive 6 months of severance pay (to be payable in accordance with the normal payroll policies and procedures of the company, subject to compliance with Section 409A of the Internal Revenue Code); and (b) the continuation of health, dental and life insurance benefits on the company’s plans for a period of 6 months after the termination of your employment (to the extent such continuation of benefits is allowed by the applicable plans), and the continuation of the company’s contribution to the cost of such coverage (as of your termination of employment) for such period.

The receipt of any payments or benefits under this section, is subject to your execution a release in a form acceptable to the company.  All payments to be made under this section are subject to applicable withholding and other taxes.

For purposes of this letter, “Cause” shall mean you shall (a) be charged with the commission of a felony crime; (b) commit any act or omit to take any action in bad faith and to the detriment of the company; (c) fail to follow any commercially reasonable and lawful direction of the Board or Chief Executive Officer of the company and continue to fail to follow such direction within 10 days of written notification of same; (d) commit an act of fraud against the company; (e) knowingly provide materially false information concerning the company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the company, or any shareholder of the company; or (f) breach any term of this letter or the Confidentiality Agreement and fail to correct such breach within 10 days after written notice of commission thereof.

REPORTING RELATIONSHIP

While serving in this position with iParty, you will report directly to Sal Perisano, Chief Executive Officer, except with respect to such matters for which you may be required by applicable U.S. Securities and Exchange Commission rules and regulations to report directly to company’s Audit Committee.

Speaking for myself and everyone at iParty, we look forward to working with you.

Sincerely,

iParty Corp.

/s/ SAL PERISANO

Sal Perisano,
Chief Executive Officer

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ACCEPTANCE

This letter along with the following listed attachments contains the entire agreements between you and the company.  No modification of this agreement is valid unless in writing and signed by an authorized officer of the company.  Please confirm your acceptance of this offer and your understanding of and agreement to the attachments by signing each (keeping one copy for your files) and returning one copy to us.

a)       Confidentiality Agreement

b)        2007 Support Office Incentive Plan

Accepted and Agreed to:

/s/ DAVID E. ROBERTSON
David E. Robertson

March 22, 2007
Date